STAAR SURGICAL COMPANYThird Quarter 2005 Conference Call
November 3, 2005, 2:00 p.m., Pacific Standard Time
Moderator: David Bailey

Operator

Good afternoon, ladies and gentlemen, and welcome to the STAAR Surgical third quarter 2005 earnings conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero. As a reminder, this conference is being recorded today, Thursday, November 3, 2005.

I would now like to turn the conference over to Jennifer Beugelmans of the EVC Group. Please go ahead, ma’am.

J.	Beugelmans

Thank you, operator, and good afternoon, everyone. This is Jennifer Beugelmans with the EVC Group. Thank you for joining us this afternoon for the STARR Surgical conference call to review the financial results for the third quarter of 2005. A news release reviewing the third quarter results crossed the wire this afternoon shortly after the market closed. If you haven’t received a copy of the release and would like one, please call our office at 415-896-6820 and we’ll get one to you immediately.

Additionally we have arranged for a taped replay of this call which may be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion and remain in effect for seven days. The dial-in number to access the replay is 800-405-2236 or for international callers, 303-590-3000. Both numbers need a pass code of 11041715 and the pound key.

This call is being broadcast live and an archive replay will also available. To access the webcast, go to STAAR’s website at www.staar.com.

Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about sales and the company’s beliefs about its revenues and net earnings for 2005. We wish to caution you that such statements are just forecasts and involve risks and uncertainties. Actual results may differ materially. These risks and uncertainties include the company’s ability to implement cost saving strategies and realize expected savings, the outcome of the company’s proceedings with the FDA, the ability to energize sales of cataract products, the ability to maintain product sales and gross profit margin and reduce compliance expenditures, the need to obtain regulatory approval for new products, the acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general, domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company including those detailed from time to time in STARR’s reports filed with the SEC.

In addition, as the factors underlying the company’s forecast are dynamic and subject to change, these forecasts are assumed to be realistic only as of the date they are given. The company doesn’t undertake to update them. However, they may choose to do so from time to time and if they do, they will submit the updates to the investing public.

Now I’d like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

D.	Bailey

Thank you, Jennifer. It has been a very productive quarter for the company with important developments around the FDA and major trade shows in Europe, the U.S. and Asia. I’ll take the opportunity to remind and update investors of developments in each of these areas.

As expected, international sales increased 8% in the quarter, reflecting continued strong sales of our implantable refractive lens products which we call the ICL and the TICL. In addition, the upward trend in sales of our preloaded lenses continued with an increase of 65% versus prior year quarter.

We’ve realigned and simplified our international cataract business in line with our strategic focus on proprietary in-house technology. We are planning to extend the preloaded product line over time and are taking steps to reduce product cost. Margins on preloaded lenses are increasing as we begin to increase our average selling prices through the sale of these products to our own affiliates in Germany and Australia. A phased rollout of the threepiece Collamer lens will occur over the coming months which we expect to boost international cataract sales.

As anticipated, the ICL franchise grew over prior year, but lower than Q2 due to the seasonality and the extended summer vacations throughout Europe. The franchise is up 38% year-to-date versus prior year. We are seeing the anticipated rebound from the summer lull in late September and October with growth rates coming back in line with this year-to-date average. Successful presentations at trade shows in Europe and Asia in September and October, respectively, are helping drive the increase.

During the ESCRS meeting in early September, we had a very successful user group meeting for 69 physicians in Lisbon ahead of the main Congress. They came from all over the world including some surgeons from the U.S. who are eagerly awaiting the approval in that market. The presentations were exceptionally well received and they are driving increased demand for the Toric ICL in particular.

The live surgery on the last day of the ESCRS meeting was a spectacular success for STAAR. Dr. Erik Mertens from Belgium performed bilateral phakic implant surgery with the TICL. It took him 13 minutes in total to deliver a customized outcome for the patient. This kind of customized outcome linked to the excellent profitability of this particular procedure is driving TICL uptake in many international markets.

For the 9 month period, sales of TICL alone have increased from a little over half a million dollars in ‘04 to $1.1 million in ‘05. At the same time, ICL has continued to grow with combined sales of the two products reaching 10% of our total company revenues year-to-date. We see increases in almost all markets.

To add additional momentum, we were pleased to report a user meeting for the Toric ICL in Korea at the national meeting in early October. As we reported last quarter, we are seeing trends towards customized use of the TICL and sales results of both refractive products demonstrate that they have certainly not been relegated to the high myopia segment of the market nor the high cylinder segment alone.

In addition, we are seeing expanding both ICL and Toric ICL sales in more countries and see a broadbased increase. As evidence for this geographical diversification, our current top five markets for the ICL and TICL now account for 71% of ICL sales year-to-date, down from 74% in the prior year and 56% of TICL sales year-to-date, down from 59% year-to-date in 2004.

We now generate revenue from the ICL in 39 countries and from the TICL in 36 countries and continue to expect both products to be approved in China some time during the fourth quarter.

Penetration rates as a percentage of the myopic population or as a percentage of the Lasik procedures remain low in most areas, giving ample opportunity for expansion with both products. Based on the inherent limitations of Lasik, we are targeting penetration rates of 10% of annual Lasik volume in any particular country.

Our highest current penetration rate as a percentage of Lasik procedures is Switzerland, with a little under 4% Lasik penetration. On average worldwide, we are only one-half of 1% of Lasik. If we achieve the 4% penetration in our current top four markets, sales would increase $8 million or 280%. If we achieve the 4% in the U.S., sales in this country alone would be in excess of 50,000 units annually, representing revenue of approximately $35 million. If we were to obtain the same penetration rate in China after approval, annual sales would be 24,000 units or roughly $12 million based on current pricing.

As you can see, just by applying the already achieved penetration rate in one of our current markets, we have huge potential for growth. This increased penetration will not come immediately, but we expect final U.S. approval for the ICL to spur additional international uptake of the product.

On the FDA front we have reached a critical milestone this quarter with the issuing of the approvable letter and the re-audit of Monrovia by FDA. Before discussing the re-audit in more detail, I’d like to remind investors of the milestones that have been achieved of late.

Following the audit of Monrovia in August and September of 2004, we responded to the noted observations in November 2004. We met with compliance in January this year, but received no formal feedback until the letter in July of 2005 which indicated continuing dissatisfaction with the company’s compliance status and gave us ten calendar days to provide a written update for the agency. We met the deadline with a comprehensive response that followed up on our commitment to comply with both the letter and the spirit of the regulations.

During our last conference call we obtained the approvable letter, which mirrored the recommendations of the October 2003 panel outcome in terms of the range of recommended approval, minus 3 to minus 20 diopters in the age range of patients 21 to 45. This approval was, as expected, conditional on successful re-audit of our Monrovia facility.

On Monday, the 29th of August, a team of three inspectors from the L.A. district arrived at STAAR Monrovia to begin re-audit. We had no advance notification of their arrival. Before arriving it was clear that they had studied our voluminous response to the July 5th letter in detail and so began by going through each and every one of the 27 open prior observations from the 2004 audit in detail along with our responses. The FDA team was very thorough, highly professional and very objective.

We then had a chance to share with the auditors the work we had collectively carried out under our compliance initiative which covered all three sites, all product lines and was based on a comprehensive plan designed to make STAAR’s quality standards world class.

After this extensive review, all prior observations were closed and we received three new observations on Form FDA 483. One observation was completed and verified at close of the audit and for the other two items, we submitted what we believe to be a comprehensive response within the 30 day deadline on October 11, 2005. This response demonstrated implementation of our corrective actions to resolve the two remaining Form 483 items.

We await to hear from the agency as to whether our response is adequate on these two remaining items. Under normal circumstances we do not believe this audit outcome would hold up in new approval for a PMA of products.

Our company is now moving out of the crisis mode and into transition mode, shifting at least some of our internal resources to forward-looking activity and away from retrospective compliance efforts which for some groups, such as R&D, are now essentially complete. We are confident this will have a very positive impact going forward without distracting from our goal of achieving world class quality standards.

No one should underestimate the amount of resource and effort that has gone into the compliance effort and activity over the last 22 months. We made it all encompassing for all aspects of the organization. With at least some of this resource realigned, we will begin to see significant goforward momentum in product development with the short term goal of turning around the U.S. cataract franchise.

While the realignment of resources will allow us to return to normal relative to R&D, production and sales, the culture of compliance that has been created at STAAR will ensure that we stay in compliance as we move forward.

We have developed a go-to-market strategy to move quickly in the U.S. once the VISIAN ICL receives approval. We invested in marketing programs two years ago and this investment has not been lost. We intend to use our existing infrastructure, direct proctors in combination with independent salespeople, to take the product to market in a controlled fashion with a focus on surgeon training and quality outcomes.

We have 861 surgeons who have gone through Phase 1 training and are ready to be proctored. We held a re-training at the recent AAO meeting for 150 surgeons who had received their didactic training over one year ago. We finished this session by showing a video of Dr. Mertens’ live surgery at ESCRS. The audience was transfixed to watch elective bilateral topical surgery performed in such a short time.

From a resource point of view, we have five proctors on staff ready to roll out the ICL and, as Deborah will report in a moment, our cash burn continues to moderate, giving us enough cash at the current burn rate for 18 months. The aim would be for each proctor to work with two surgeons per week doing proctoring to generate ten billable implants.

Throughout the AAO we continued to experience strong interest in our technology and believe this interest is indicative of the enthusiasm we’re building. As soon as we receive final approval for the ICL, we plan to submit the Toric ICL for approval, the data for which remains very positive.

For the U.S. cataract business our challenges continue. A number of factors combined to impact sales during this quarter. There is no doubt we got off to a bad start after receiving the compliance letter from the FDA on July the 5th,which created negative publicity for the company. The three-piece Collamer lens is beginning to give us more face time with doctors, particularly since the validation of the lens with our popular three-piece silicon lens delivery system which has a very competitive 2.8 millimeter incision size.

We placed 40 hospital consignments, but usage uptake is being delayed by a number of factors including the leverage being exerted on the standard cataract business by competitors who, as they roll out their multifocal products, require customers to use a certain number of standard non-multifocal lenses. This, along with an interruption in surgeries in some major accounts due to hurricanes in the southern United States, put considerable pressure on our U.S. business this quarter. A viscoelastic recall initiated by our OEM supplier, Anika, also negatively affected U.S. sales during the quarter. Despite all of this, we are confident the three-piece Collamer lens will do very well in the marketplace and will have a meaningful financial impact in the fourth quarter.

Overall, the FDA compliance issues delayed the execution of our plan to achieve 40% of total revenues from the ICL franchise by 2005. Based on all of the above activity, the foundations are in place to put us back on track to achieve this goal within two years following ICL approval in the United States. This is one of the key components of our longterm strategy.

The other key component is a healthy and vibrant cataract franchise. We have the foundation for this in international and will now move aggressively to strengthen the offering in the U.S. where we have the opportunity for business expansion and volume increase at significant gross margin.

Our longterm plan is sound, the delays in execution are behind us and we’ll move forward in earnest in the same way we tackled the compliance challenges with the FDA.

I’ll now hand it over to Deborah to give us more on the financials.

D.	Andrews

Thank you, David. I’d like to provide some additional detail regarding the highlights of our financial results for the three- and nine-month periods ended September 30, 2005.

For the third quarter net sales were $11.6 million. This is down 4% from last year’s third quarter results. While we anticipated a sequential decline in sales due to seasonality, particularly in Europe, U.S. sales decreased 19% quarter-over-quarter.

The factors contributing to this decrease included the receipt of the July 5th letter from the FDA and the negative publicity that followed, a recall of our third-party supplied viscoelastic which oftentimes is bundled with our IOLs, concerns over the outcome of the FDA re-audit, the effects of recent hurricanes on our customers and sales reps in the Southeast which is our largest cataract market, and the recent CMS ruling that permits Medicare- covered cataract patients to receive higher cost multifocal products by paying the differential between the reimbursed cost of the IOL procedure and the amount charged by the physician.

The decrease in U.S. sales during the quarter was partially offset by an 8% increase in international sales. The ICL and TICL grew 14% compared to the same quarter last year and represented 9% of consolidated worldwide sales. We also continue to see positive trends in our preloaded IOL sales in international markets.

During the quarter, preloaded sales were up 66% and, similar to the second quarter, represented 11% of total IOL sales compared to 6% in the third quarter of 2004. Gross profit margins on preloaded injectors improved as we capitalized on a release in Australia where the product realizes a higher average selling price than it does in Europe.

For the first nine months of this year, total product sales grew 4% to $39.2 million. Growth during the first three quarters of the year was driven by strength in international markets with our ICL and preloaded silicone IOL products. International sales now represent 63% of the company’s total sales, up from 57% in the first nine months of 2004.

As a result of the year-to-date sales strength of the ICL and TICL, our Swiss facility has paid down a total of $1.3 million on its line of credit with UBS while retaining borrowing availability.

Gross profit margins were 44.6% for the third quarter of 2005 compared with 50.2% in the third quarter of 2004. The decline in gross profit margin was due to an overall decrease in average selling prices of IOLs, changes in geographical and product mix and higher IOL unit cost due to the allocation of fixed overhead across fewer units produced based on the declining sales.

Total SG&A expenses for the third quarter were $8.5 million. Excluding the $640,000 reserve of notes receivable of the former director of the company, SG&A decreased $302,000 due to lower marketing and selling and research and development expenses stemming from cost reduction measures taken during 2005. This decrease was partially offset by an increase in general and administrative expenses due to increased professional fees and insurance costs.

Regarding our cash flow, our cost-cutting initiatives continued to allow us to improve cash flow for the quarter and nine-month period. During the third quarter we reduced cash use for operating activities over the third quarter of 2004 by $1.5 million. For the nine-month period, we’ve reduced our cash use for operating activities to approximately $5.1 million, a decrease of $580,000 compared with the same period last year.

Building upon the strong improvement we made to operating cash during the second quarter of this year, the third quarter is now the best quarter we’ve had since Q2 2003. Although we expect an increase in cash used in operating activities for the fourth quarter based primarily on trade show expenses incurred during the quarter, we are optimistic that for the full fiscal year we can improve upon 2004 cash flow results.

On the topic of cash flow and resources, I’d like to spend a few minutes discussing our position. Up until recently, STAAR’s resources were overwhelmingly devoted to improving our compliance standards and procedures and a significant portion of our R&D budget was spent on compliance. We believe that we’ve made tremendous progress in creating a culture of compliance at STAAR and that maintenance of our new compliance regime will require a lower level of resources. As a result, we believe that we will be able to refocus these resources to other areas, in particular product development, without increasing our overall budget.

Similarly, if we receive approval for the ICL in the United States, we believe we are well positioned to execute our gotomarket strategy without having to raise additional funds. As David has outlined for you, we continue to plan for a slow, controlled launch which will require an increase in incremental spending of approximately $2 to $2.5 million, possibly less, as previously discussed.

In addition, we also began investing in our marketing programs approximately two years ago and despite the delay in approval for the ICL in the U.S., these investments are still valid. We also have made similar strategic investments in inventory which have also reduced the level of spending required for the launch. Based upon these dynamics, we believe we will be well positioned to execute our strategies involving compliance, the ICL launch and new product development utilizing existing cash resources.

I’d like now to hand over to David to open up for questions.

D.	Bailey

Thanks, Deborah, for the comprehensive review. Operator, we’d like to open up for questions now if we may.

Operator

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to withdraw your question, press the star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker phone equipment, you will need to lift the handset before pressing the numbers.

Our first question’s from Kate Sharadin with Pacific Growth Equities. Please go ahead with your question.

K.	Sharadin

Hi, Dave, Deborah.

Management

Hi, Kate.

K.	Sharadin

I’m just curious, Dave, if there was some hurdle due to the bad publicity with the July 5th letter, will this hinder or can you tell if it will hinder at all the three-piece launch that we’re expecting to come out this quarter and to have that positive impact that we’ve been anticipating?

D.	Bailey

I think we shouldn’t underestimate the overall hangover particularly in the U.S. of the compliance issues, both in terms of the publicity that it generated and in terms of the ammunition it’s given the competitors because they’re being very vocal to present to doctors all the information and to put into question whether we’d ever get the ICL approved or whether we’d ever survive as a viable company. So we face that issue over a significant period of time.

I think the July letter was right at the beginning of the quarter and there was a lot of negative publicity around that correspondence and a lot of frantic activity from the competition, as we learned when we were at AAO.

I don’t think it’s new, it’s been existing all the time. But I think as we look forward, then the news that we’re making good progress on that compliance front, particularly when we look the outcome of the audit that occurred during the quarter, then it puts all those issues into perspective, particularly the fact that all of the prior observations were dealt with and we came out of the audit with three new observations, one of which was dealt with and two, which was a very normal outcome from a company in a normal situation. I think that will slowly change that operating environment, plus obviously we hope for the VISIAN ICL approval which will fundamentally take us forward.

Overall, a negative cloud. We’re looking forward to putting that firmly behind us, particularly with the ICL final approval that we’re hoping for. But I think it is helping us as we had the AAO meeting to get the facts around where we stood as a company, the facts around the audit outcome and the facts around what the Collamer three-piece product can do in terms of the sub-3 millimeter incision and the quality of vision with it.

I think the slow pickup is partly the hangup, but also this activity that we saw all coming together in the third quarter where some of our major accounts were affected in volumes because of the hurricane issues and also the activity, particularly of Alcon, with the multifocal that captured business from almost everybody on base IOL business. They trained something like 2,000 surgeons and every one of them that used the multifocal had a requirement to use some base lenses.

Going forward as I said, those things affected us, but the three-piece we expect to have a meaningful impact on the business in Q4. Pickup’s been a little bit slower for those reasons, but longer term I think the prospects for it are as good as I always thought they were, which is a $3 to $5 million contribution in a 12month period.

K.	Sharadin

I believe you had some line extensions that you were working on or that were underway. Are those things that are more into ‘06?

D.	Bailey

No, we took the incision size down. We worked on making the lens compatible with our most popular injector of the three-piece silicon which coincidentally took the incision down to 2.8 millimeters. Many of our users and past users are very familiar with that system and so it improved the learning curve with the product, the loading curve, etc. That’s now out there. We were promoting that heavily at AAO so that platform is there.

That was the immediate line extension, that’s out there and is available to those 40 accounts that have the consignments. We expect to just continue rolling that out.

K.	Sharadin

And on that consignment issue, how much product is out there? What’s the time on the shelf normally? How should we think about that? I want to get more on that.

D.	Bailey

How much product is out there? It’s available in 40 hospitals with a consignment. We also have the reps out there demonstrating, and as I said in my main text, the product is certainly giving us more face time with doctors, and that allows us obviously to also put the current situation with regard to compliance into context with the doctor.

I’m pleased with that placement rate. I would like to see the consignment usage go up and that’s the thing that’s probably picking up slower than we anticipated, but we’ve got a good run at it. AAO was a very good time to get the message out about the 2.8 millimeter, get the message out about the audit and dispel some of the more extreme rumors that were out there and I’m confident we’ll start to see more usage as we move forward.

I’m as optimistic as I always was about the product. I think quarter three we just got hit with a number of issues particularly in the U.S. that held us back a little bit.

K.	Sharadin

And were the ASPs, I know there’s been a little bit of a trend on them declining. Did we see a further decline in the quarter or what’s the trend been if you can give us maybe for the last year?

D.	Bailey

We’ve seen some. With increased competition and us trying to hold our ground you’re going to see price erosion. As we indicated, we’re actually seeing price expansion on the preloaded in international and we’re seeing good pricing on the three-piece Collamer as that starts to move.

We’re seeing price compression on silicon in the lower ranges, 4% kind of impact and we’re seeing some price compression on the plate Collamer which we’ve had out in the market for while. So low-digit price pressure in those areas, but some counteracting trends in international and as three-piece would pick up in the U.S., that actual price expansion would help us. Normal given the circumstances where we’re under a lot of competitive pressure and hopefully we can start to bring that back as we change the mix in the U.S., but that’s going to take time because we have been hit.

K.	Sharadin

I’ll ask one more and then I’ll get back in queue. Sorry. Last quarter you talked about the usage dropping down from 8 diopters to 7 diopters internationally. Do you have any knowledge of surgeons using the ICL on lower myopes, specifically below 7 diopters, that you know of?

D.	Bailey

Yeah, we see some of that particularly with the Toric.

K.	Sharadin

And is it 6? 5? Are you hearing in the lower like 3, 4? Just curious.

D.	Bailey

Yeah, some people do, relatively low level, they tend to start in the higher ranges. But I think of significance as I said in my prepared remarks, our overall bell curve of sales clearly indicates that we’re not just relegated to the high myopia and high cylinder segments of the market, and over time we would expect to build on that trend. But we’re not relegated up there and certainly different users have a different profile of where they feel comfortable, where they feel their limits of Lasik is. There’s no prescriptive formula for that, for an individual surgeon it tends to vary.

K.	Sharadin

Thanks very much. I’ll get back in line.

Operator

Thank you. Our next question comes from Joanne Wuensch with Harris Nesbitt. Please go ahead with your question.

Jessica

Hi, this is actually Jessica here for Joanne. How are you?

D.	Bailey

Hi, Jessica. How you doing?

Jessica

Good, thanks. I just had a couple of quick questions. The refractive sales were just a little bit lighter than we had expected. I know there’s a lot of seasonality going on overseas, but were there any other dynamics that you saw, competitive or anything else that might explain that?

D.	Bailey

No, not in Q3. It really was just the seasonality so we weren’t surprised, it was in the range. The interest is still very strong. Nothing significant there. Hence why I said that in late September and October we saw the growth rates start to come back to what we’ve been seeing for the remainder of the year. So I think it was seasonality, nothing exceptional.

Jessica

Okay, great. And the phenomena with the multifocal IOLs, how long do you think it’ll take before that isn’t impacting you too much anymore? Is that really just a one or two quarter thing or is that going to be prolonged?

D.	Bailey

The activity in Q3 was pretty frantic around the competition and I think you’ll see it in part through Q4, but probably less so than we saw in Q3. The multifocals will erode the overall cataract market, but the estimates I believe are reasonable.

The U.S. market is worth about 2.8 million procedures in total and maybe 300,000 of those may transfer over a 12 month period to multifocal and that for us, in the fourth place in the market, that still gives us 2.5 million units to go after to get some growth which to my mind is very significant given our low market share.

I think there’s still plenty for us to go after with the right products and I believe the Collamer three-piece is at least one of those products. And I think the impact we saw in Q3 was extremely exceptional. It will hurt us a little bit in Q4, but I would expect us to get a pick up from where we were in Q3 because not all the effects are coming together and then less so after that. Because once the doctors are trained and they’ve tried some of the multifocals, they’re past that and there’s no more leverage there, or less leverage given that it’s companies with huge leverage like ALCON.

So more of a Q3 event, a little bit of the tail end Q4 and then leveling off after that, creating a slightly reduced market for standard cataract lenses, but still a very big market at 2.5 million.

Jessica

Perfect. Thank you very much.

D.	Bailey

You’re welcome.

Operator

Thank you. Our next question comes from Al Kildani with SF Capital. Please go ahead with your question.

A.	Kildani

Good afternoon.

D.	Bailey

Hey, Al. How you doing?

A.	Kildani

Good. How are you? Sorry if I might have missed this in the prepared comments, but with regard to the FDA, what specifically is the next step we’re waiting for? I’m wondering if there’s some statutory timeline by which time we expect to have some form of answer from them, whether it be on the inspection or the approval, etc.?

D.	Bailey

There isn’t really an exact timeline they’re working to as far as I’m aware. We would expect to hear whether our response on October 11th to the two remaining observations was adequate and then as I said, that audit outcome with three observations, one annotated, two to follow, is a very normal outcome from a normal audit for a company in a normal situation and you wouldn’t expect that to hold up a PMA for a new product.

I think everything’s with FDA, and we just wait to hear from them exactly the next step, whether it’s a response to say our two responses were adequate or whether it’s a final approval for the product. We just wait and see and the timeframe is with them.

A.	Kildani

How would you characterize then the two remaining observations that you addressed on October 11th in terms of ... were they ones that were relatively straightforward to address or are there a lot of questions that surround whether your response might have been adequate or not?

D.	Bailey

Well, first off any observations we take hugely seriously given our focus on compliance. Both of them were important areas, but ones that we felt we could address very robustly and very quickly and in fact some of the activity was already underway as part of our compliance project. As I said in my prepared remarks, we were in a very fortunate position that when we did reply on October 11th we were able to verify some of the action items that were indicated in the response, so we were able to provide concrete evidence that we’ve moved the action plan forward to correct that individual item and that’s much, much better than being able to say this is our plan to address it. We always feel now it’s important to say here’s our plan to address it and we’ve done X, X and X to execute against that plan, and we were in a position to do that on both of them.

A.	Kildani

Okay, that’s helpful. A little bit of a clarification. Maybe I’ve mixed up comments on different products but the three-piece Collamer, has that actually been launched or is that still held up?

D.	Bailey

No, it’s launched, it’s out there. We improved the injection system to take it down to a 2.8 millimeter incision. We’re actively selling the product. We launched that lower incision size at AAO and we have consignments of those lenses in 40 hospitals available for use in those facilities.

A.	Kildani

Now I know you were talking about three-piece Collamer. Okay that makes sense.

D.	Bailey

Yes, it was three-piece Collamer.

A.	Kildani

And finally, the revenues in Q3, normally a tough quarter in general in this business, but you also had some other special circumstances that hit you in the quarter. Can we think of this as a trough level in revenues or could there be some more downside vulnerability?

D.	Andrews

We believe that the third quarter again is typically our lowest quarter in terms of sales during the year. Fourth quarter historically has been a very strong quarter for us and so we definitely believe we’ll see improvement during the fourth quarter this year.

D.	Bailey

Al, as the balance of the business has changed to 63% of our total revenues coming from international, that’s the right number to use.

D.	Andrews

Correct.

D.	Bailey

Then the seasonality hits the international business more so your trough becomes larger. We’d expect, as Deb says, Q4 to pick up from there and as I said, we’re seeing a pick-up already in international in September and October.

A.	Kildani

Thank you.

Operator

Thank you, sir. Our next question comes from Tyson Halsey with Halsey Advisory and Management. Please go ahead, sir.

D.	Andrews

Hi, Tyson.

T.	Halsey

Hello. One of my questions is do you see the multifocal helping, potentially getting more doctors to be operating in the eye and perhaps opening up the market?

D.	Bailey

I think we’ve said on previous calls that we believe the future of refractive surgery was going to move into the eye, and I think that’s what you’re seeing both in terms of phakic implants and multifocals. These multifocals are not new, they were first introduced a number of years ago. The exact designs have improved a little bit, but they have been around for a while.

To your question, yes, it does two things. It puts more surgeons doing refractive surgery in the eye and that’s what the ICL is, an intraocular refractive procedure. And secondly, in the U.S. critically it also puts into place in a number of practices a refractive up-sell marketing program.

So a traditional cataract practice that wants to go into multifocals needs to gear themselves up to sell patients to a refractive option and an incremental spend refractive option. That’s essentially what we had as part of our marketing plan for the ICL.

There’s no doubt those practices we go to that have adopted multifocals in the practice from a base cataract business will have already built a mechanism to allow them to sell a refractive procedure to patients coming in the door albeit cataract patients versus refractive patients that we’d be going after with the ICL.

I think it’s helpful in that regard, yes, and it’s not unanticipated in terms of going intraocular with refractive procedures. But, yes, I think it can help us.

T.	Halsey

Is it safe to say from looking at the quarter, where I think a lot of people are kind of focusing on this 14% international ICL growth, that perhaps you’re growing 25%-30% in one month and zero the next and by the end you were back up closer to the 30%-38% that’s been the year. There was I think you said a long summer vacation or something along those lines because ... Could you elaborate? Was there that kind of volatility? Did you see that kind of swing or was it more of a consistent 14%?

D.	Bailey

You always expect that lull in the summer. We warned of it on the last conference call and I think critically, as I said in my prepared remarks, we saw in late September and October growth rates coming back in line with the year-to-date average.

The 14% doesn’t concern me. It’s the year-to-date growth that I think you need to look with a business that has seasonality like that.

D.	Andrews

That’s typically what we end up doing after the third quarter because the seasonality does have such an impact on that quarter in particular.

T.	Halsey

You said the country where you had the highest penetration was Switzerland. It’s not South Korea?

D.	Bailey

No, absolutely not and I focused on those numbers to give investors an indication of the potential for the business. If you take Switzerland which has a relatively low number of Lasik procedures and then you take the total phakic implants sold in Switzerland and the ICL in particular and Toric ICL, we get a penetration rate of 3.8% of those Lasik procedures and that’s much higher than we have in some of our biggest markets such as Spain and Korea.

Obviously our marketing goal is to drive those larger markets to that number. And as I indicated, if you take the top four markets at the moment that we have of which Switzerland is not one of them, and we achieve that penetration rate of just under 4%, it would add $8 million to the business from those four markets. I paint that picture just to give investors a feeling for what opportunity there is out there for us based on what we’ve already achieved in one country.

T.	Halsey

I think we’re all kind of focused on that or looking at that. I’ve gotten feedback from talking to some people. Do you have some international surgeons where in fact 30% of their business or upwards of that number are ICLs?

D.	Bailey

I don’t know about 30%. I wouldn’t like to comment on that, but certainly we see some users getting into the 10% target range that I indicated as the limits of Lasik positioning for the product.

T.	Halsey

For you to grow, it sounds like you need to get more doctors, not doctors to penetrate it more because those who are using it are adopting it pretty quickly and moving down the bell curve.

D.	Bailey

I think it’s a combination of both. I mean we have a very strong market in Spain where we have a lot of users, so the opportunity is to get them to adopt the limits of Lasik concept and move up towards that 3.8% penetration and then onwards towards the 10% and that gives us significant opportunity there.

T.	Halsey

Do you think you’ll be in a position somewhat like what ALCON did in terms of saying you can have a multifocal, but you’re going to have to put in some of our basic IOLs, where you’re able to say you can be one of the first doctors that we’re proctoring, but we’d like to see you use a few more three-piece?

D.	Bailey

Any company that has a dominant market share in any segment (I remember this from my J&J days with Ethicon) make the rules. We don’t quite have the ability to make those rules in the way that an ALCON can.

T.	Halsey

Thank you. Sounds like you guys are doing well and good luck on the FDA approval.

D.	Bailey

Thanks, Tyson.

Operator

Thank you, sir. Our next question comes from Bill Nassif. Please go ahead with your question.

B.	Nassif

Actually I have three quick ones that relate to some of the past problems. One is what is the status of our involvement with this investment banker? And, secondly, where do those lawsuits stand that are sitting out there on the horizon? And, can you tell us a little bit about our relative position vis-a-vis the competition for the ICL?

D.	Bailey

Bill, I’m going to ask Charles to comment on the Strike lawsuit first. Charles is our in-house legal counsel so he’s in the best position to give everybody an update on that.

C.	Kaufman

Bill, the securities class action lawsuit does remain pending. We do have some additional preliminary proceedings that we can report on. You referred to lawsuits. Actually they were recently consolidated into one suit in the Central District of California.

We had filed a Motion to Dismiss the complaint and that Motion was denied by the District Court on September 19th. And while that denial permits the case to proceed, the Court’s order in denying our Motion limited the statements of STAAR that can be used or challenged in the future litigation, and the effect of that limitation narrowed the class of plaintiffs in the class action to potentially purchasers of STAAR securities between October 6, 2003 and January 6, 2004, which is a significantly narrower time period than was in the original compliant.

We filed a Motion just recently requesting certification of the court’s order for interlocutory appeal, so we’re going to appeal the denial of our Motion to Dismiss, and we intend to continue vigorously defending against the claims in the lawsuit.

D.	Bailey

On the Morgan Stanley one we still work with Morgan Stanley, but we have nothing to report in that regard at this point in time. And then on the competition, Bill, I’m assuming you mean competition in relation to phakic implants?

B.	Nassif

Yes.

D.	Bailey

What I would say here is that all along we had the belief which was expressed on numerous conference calls that the competitive product, the Artisan, or iris claw, or whatever you want to call it is not a competitive product in terms of incision size. It’s not compatible with the modern day refractive practice where doctors are focused on quality of outcomes and aesthetics and I think that’s borne out in the market. Frankly, doctors tell us quite categorically they don’t want to use the product. They will wait and use an alternative rather than move forward and use it, even the ones who are enthusiastically engaged with the companies that sell those products.

In the U.S. it’s done very little and it’s frustrating for those people who would like to use a phakic implant that they still don’t have access to the ICL, and they express that constantly. I think in terms of the competition they’re desperately trying to bring forward a foldable version to bring the incision size down, but they have some major challenges with that as we’ve seen in international.

I think really we’ve taken the competition to the next step in international with the Toric and so they’re continually having to play catch up. They were trying to play catch up with the incision size, with the base product, now they’ve got to play catch up on the toricity with our Toric ICL.

They also have to play catch up on our delivery times which as I said on last quarter’s call we’ve excelled at. We’ve delivered in a very timely manner the Toric and that’s helping us build the business. I know the competitive delivery times are way down even when they can get the product.

I think we’re leaving the competition behind in that regard, but I’m keen to get the product to market in the U.S. and keen to bring the Toric so U.S. surgeons can experience it in the kind of environment where a small incision product that can be used topically with bilateral in 13 minutes as we’ve seen, is really the kind of product I believe they would want in their refractive practice.

B.	Nassif

David, about a year and a half ago at a shareholders’ meeting you and I were discussing this and the word monopoly came out of my mouth and not yours, but our competitor of this product that competes was a very weak competitor and you had stated that you considered we had a four-year head start on the competition. Then at our last quarterly meeting or about that time you told me you didn’t think they had gained any ground and what I’m hearing from you today is that you think maybe they have lost ground. Is that accurate or not?

D.	Bailey

They certainly haven’t gained any ground and they may well have lost ground. To get competitive in the U.S. they need to go to a foldable product. I believe that would involve a separate clinical trial which I’m not aware has been started.

I’m just focused on our product, what it can do. I think what we’ve seen in the marketplace is verification of what we’ve said and we just look forward to focusing on our product and rolling it out. Okay?

B.	Nassif

Thank you.

D.	Bailey

Thanks, Bill.

Operator

Thank you, sir. Our next question comes from Mark Malcolm. Please go ahead with your question.

M.	Malcolm

Thank you very much for taking my call. A couple of things on that. I understand in Singapore you’re looking at a new ICL design in trial. Is that correct?

D.	Bailey

No, we just recently got approval for the ICL and Toric ICL in Singapore and we have no clinical activity occurring in that market.

M.	Malcolm

Also I thought I had read a report regarding with Nidek that you’re looking at some kind of collaboration regarding your preloaded.

D.	Bailey

In Japan our joint venture company, Canon Staar, has entered into a potential relationship with Nidek, which I was very supportive of, which puts Nidek’s acrylic lens in our preloaded system for sales in the Japanese and the Chinese market. That would be what you’re referring to, Mark.

M.	Malcolm

Yes, that’s the one-piece acrylic that they have. And you had indicated earlier, a quarter or two ago, that you were still looking to bring the preloaded to the U.S. in what, third quarter of next year?

D.	Bailey

I wouldn’t want to give a timeline on that because we have been delayed because of the focus on compliance, but certainly as I indicated, the goal is to bring that worldwide. The goal of the arrangement with Nidek is very simple. It’s to make our joint venture profitable in Japan. We’ve had some challenges there, but with the pick up of the preloaded we’re starting to see some earnings coming through from there and our focus is to continue with that. So entering the acrylic market in Japan which is a dominant segment was an important step for our joint venture company.

M.	Malcolm

And a final question regarding the aspheric silicone lens that use, you launched in September in Japan. Are there plans to get that to the U.S. any time within the next year?

D.	Bailey

There are plans to bring that into international and that was one of the line extensions that I referred to in my prepared remarks. Certainly bringing preloaded product to the U.S., it would be advantageous to bring in aspheric preloaded silicone. The exact timeline I wouldn’t like to predict at the moment, but certainly aspheric would make us more competitive. We do have that opportunity.

M.	Malcolm

Thank you very much for answering my questions because you do seem to have a fairly robust R&D moving forward that people keep forgetting about.

D.	Bailey

As we said, if I look back over the last year, Malcolm, probably 80% of R&D’s time was focused on compliance activity. A lot of that is now being completed and it allows R&D to focus on the goforwards. As I said in my prepared remarks, we’re determined to tackle this innovation in the U.S. cataract market in the way we tackled the compliance issues and given the technology we have in-house, I think we have a tremendous opportunity there and we now have the opportunity to move it forward.

M.	Malcolm

Again, thank you very much. One last question. Your study you released nearly two years ago on information regarding comparison of ICL versus Lasik, do you have anything ongoing regarding comparison to the Wavefront Lasik that has claimed to be much better?

D.	Bailey

We do not, but we have a number of people who’d like to do those comparisons. At the moment our positioning is one of having a product that’s complementary to Lasik, hence the limits of Lasik positioning that I referred to earlier, and that positioning is allowing us to be very successful,so I’m comfortable with that for the time being.

Wavefront Lasik is certainly superior to standard Lasik, but it is much more tissue hungry so the limitation of standard Lasik becomes an even more limiting factor when you’re trying to use Wavefront Lasik, for example, corneal thickness.

M.	Malcolm

Thank you very much.

Operator

Thank you, sir. Our next question comes from Marvin Sperling with Broadfin Capital. Please go ahead.

M.	Sperling

Hi, Dave. How are you?

D.	Bailey

Hey, Marvin. How you doing?

M.	Sperling

Good. I have a couple of little housekeeping questions I want to ask. First of all, can you bring us up to date or at least me up to date on what’s happening with the approval processes of the ICL or TICL in various countries in Asia?

D.	Bailey

We’re in the final stages with China for the ICL and the Toric ICL.

M.	Sperling

And that’s going to be at the same time?

D.	Bailey

Yeah, the two we would expect simultaneous, yes. We’re hoping for Q4 with always the caution that it’s difficult to predict regulatory timelines. But the interaction with that agency says that the Q4 timeline looks reasonable. We have some other ones in process, but not kind of imminent, they would probably come next year. And those markets are more South American- based and a few smaller ones in Asia.

M.	Sperling

I see back in May the Toric ICL was approved in South Korea. Is there any color you can give us on the traction there?

D.	Bailey

They had a user group meeting in October at the South Korean Congress, very well received. We had some presence from the Korean surgeons at the ESCRS, at our user group meeting, out of the 69 surgeons, so good interest and the business is expanding there.

M.	Sperling

Looking at your press release and the way you line itemized the geographic sale, you have United States, Germany, Australia and then other. In that “other,” I mean obviously there are many countries that you have, but which would you consider, could you tell us which were the top three in the other column?

D.	Bailey

We’re lost.

M.	Sperling

There’s an area that says geographic sales for the three months ended September 30th and October 1st.

D.	Andrews

I would say it would be Spain, Korea and Germany ... Germany’s on there. Spain, Korea, Canada.

D.	Bailey

Spain, Korea, Canada.

D.	Andrews

Spain, Korea and Canada.

D.	Bailey

And for the Toric ICL, Argentina and Australia as well, Canada as well.

M.	Sperling

Going back to the point you made about your penetration rates in Switzerland and Germany being a big market for you, do you have a handle on what your penetration rate is there for the ICL?

D.	Bailey

Yes, I’ve got a handle on the penetration in all the counties.

M.	Sperling

Okay, would you like to tell us what the penetration would be let’s say for example in Germany at this point?

D.	Bailey

At the moment ... I indicated, Switzerland was the highest. On Germany we’ve probably got a long way to go because we do very well in Germany with our affiliate there, but that affiliate is focused on cataract distribution and we know we’ve changed a lot of distributors who are cataract distributors because they do not do well with refractive. We’ve probably got a big opportunity in Germany for growth.

If we took Germany up to the penetration we have in Switzerland, you would see something like ... I’m trying to paint a picture, but a ten-fold increase in the German refractive business, whereas if we took Spain up to the Switzerland growth, we’d get a doubling of the current business.

M.	Sperling

And there were a certain amount of ICLs, the FDA allowed (if I’m remembering correctly) a Phase IV type situation here in the U.S.

D.	Bailey

We got approval for investigative to implant before approval ...

M.	Sperling

So where are we with that?

D.	Bailey

They’ll allow us to do that, but in reality that’s quite a cumbersome process and because we ended up with events going on, many of the investigators took the view that we would probably get approval before they got through that process with their IRBs, etc., Marvin, so we’ve had few take that opportunity up.

M.	Sperling

And my last question is what’s the sales rep number or situation here in the United States presently?

D.	Bailey

About 46 territories.

M.	Sperling

And is there an average number of reps per territory that we have at this point?

D.	Bailey

No, 46 in total.

M.	Sperling

46 in total, okay, very good.

D.	Bailey

46 in total and then 5 proctors who are direct employees.

M.	Sperling

Okay, excellent. Alright, good luck.

Management

Thank you, Marvin.

Operator

Thank you. We have a follow up question from Kate Sharadin with Pacific Growth Equities. Please go ahead.

K.	Sharadin

Hi, sorry, I know you guys want to finish up. Dave, I was just curious on the Swiss manufacturing facility. I can’t find it in my notes and I don’t know if I have my facts straight, but you had I think it was like a lead time of a couple of months that you were trying to work down. I was wondering if that lead time then would be the same once you got the ICL approved here if they’re manufacturing it there. Is that true and did that come down a bit? What’s the target?

D.	Bailey

For the U.S. product, Kate, for the ICL?

K.	Sharadin

Right. I just recall (and I’m sorry I was trying to find it in my notes) I think you had said that one of the things you were working on at one point was to get the lead time down in the Swiss plant on the ICL.

D.	Bailey

I think you’re referring to the lead time on the Toric ICL. Because of the number of SKUs, available units, it’s essentially got to be a build-to-order product. And we have gotten that down through holding a certain amount of inventory which has allowed us to deliver about 65% of the demand from that inventory. The other product is made to order and we still have a plan to get the lead time for that build-to-order product down, so that’s an ongoing activity.

The standard ICL for the U.S. market, we’ve already built WIP and it would just be a case of bringing that to finished product ready for launch and then we bring that inventory here and it would be delivered from inventory so there wouldn’t be a wait time under normal circumstances.

K.	Sharadin

Perfect, that’s helpful. Thank you.

Operator

Thank you. Our next question comes from Larry Haimovitch with HMTC. Please go ahead with your question.

L.	Haimovitch

Good afternoon. My question is on the Toric ICL, and I apologize if you’ve covered it, but the regulatory status in the U.S., David, last time we talked about this I think you talked about filing the data pretty much right after the ICL is approved in the U.S. Is that still the situation?

D.	Bailey

Yes, the goal is as I said in my prepared remarks, to file it fairly soon after approval. We want the approval first and we’re busily putting the data together, etc., for the patient requirements.

L.	Haimovitch

And that would be a PMA supplement?

D.	Bailey

Yes.

L.	Haimovitch

So you probably wouldn’t need a panel meeting for that?

D.	Bailey

I’m getting mixed messages on that. We don’t know, Larry. It could be a panel, it might not be.

L.	Haimovitch

Okay, so that’s still up in the air?

D.	Bailey

Yes.

L.	Haimovitch

If you don’t need a panel I would assume that on approval in 2006 it would be a relatively ... assuming we get the ICL approval in the next few weeks before the end of the year at least, that you could file pretty quickly on Toric ICL and without a panel would have a pretty decent shot at 2006 launch. Is that a reasonable timeline?

D.	Bailey

I think that’s reasonable.

L.	Haimovitch

And with a panel obviously then it gets pushed out a little bit?

D.	Bailey

Yeah.

L.	Haimovitch

Okay, great. David, thank you.

D.	Bailey

Thanks, Larry.

Operator

Thank you. We have no further questions at this time. Please continue.

D.	Bailey

Thank you. I’d like to thank everybody for their time and their excellent questions. We look forward to moving along to gain the ICL approval and strengthen the U.S. cataract business going forward. Thank you all very much.

Operator

Ladies and gentlemen, this concludes the STAAR Surgical third quarter 2005 earnings conference call. If you would like to listen to a replay of today’s conference call, please dial 1-800-405-2236 or 303-590-3000 and enter access number 11041715.

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